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                                                                    Exhibit 99.2

                                                  Contact: Craig N. Cohen
                                                  Phone:  314-214-7000
                                                  E-mail:  cnc@talx.com



                     TALX ANNOUNCES ACQUISITION OF Ti3, INC.

(St. Louis - June 22, 2001) - TALX Corporation announced today that it plans to acquire Ti3, Inc., a Texas corporation, in a stock-for-stock merger. Ti3 is an application service provider primarily for the staffing industry utilizing interactive voice response and Internet technologies. TALX believes the services provided by Ti3 are complementary to its services and will allow TALX to expand its application services offerings. During the year ended March 31, 2001, Ti3 generated revenue of $3.6 million and pre-tax earnings of $172,000. TALX and Ti3 anticipate consummating the merger in early July 2001.

Pursuant to an Agreement and Plan of Merger dated as of June 21, 2001, an acquisition subsidiary of TALX will be merged with and into Ti3. Ti3 will be the corporation surviving the merger and will become a wholly-owned subsidiary of TALX as a result of the merger. The merger, which has been approved by Ti3 shareholders, is subject to customary closing conditions.

Upon effectiveness of the merger, holders of shares of Ti3 stock will surrender their shares to TALX in exchange, in the aggregate, for the number of shares of TALX common stock having a maximum aggregate market value of $11.8 million based upon the trading price of TALX common stock over a specified period preceding the closing date. TALX may also make additional payments in stock or cash based on the performance of Ti3 in the twelve months following the closing.

The securities of TALX to be issued in connection with the merger have not been and will not be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended. These securities may not be sold nor may offers to buy be accepted in the United States absent registration or an exemption from registration requirements. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification for an exemption under the securities laws of any such State.

TALX Corporation is a leading application service provider (ASP) for HR, benefits, and payroll employee services. TALX hosts applications that empower employees to complete transactions independently utilizing the Web, interactive voice response, speech recognition, fax and e-mail. Based in St. Louis, Missouri, TALX Corporation's common stock trades on the NASDAQ Stock Market(R) under the symbol TALX. For more information call 1-800-888-8277 or visit the company's Web site at www.talx.com.